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Exhibit 10.2(a)

                     AMENDMENTS TO LONG-TERM INCENTIVE PLAN
                          REGARDING CHANGES OF CONTROL

Add the following new definitions to Section II:

         "Change of Control" means the sale, exchange or transfer of Common Stock, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of Common Stock (on a fully diluted basis) in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of Common Stock (on a fully diluted basis)) or an event involving the sale or merger of the Corporation which results in the holders of shares of Common Stock immediately prior to the occurrence of such sale or merger holding less than a majority of the outstanding shares of Common Stock immediately thereafter.

Add the following new subsections (i) and (j) to the end of Section VIII:

                 (i)      Change of Control-General Provisions.     Unless
         otherwise specifically provided in any Award or in a Participant's employment agreement with the Corporation or a Subsidiary or otherwise provided in Section VIII(j) of this Plan, if within 12 months of a Change of Control, a Participant's employment or other relationship with the Corporation or a Subsidiary is terminated (A) by the Corporation or a Subsidiary without cause, or (B) by the Participant or the Corporation or a Subsidiary (x) as a result of the Participant's title or authority being materially diminished or base pay or bonus potential being reduced or (y) as a result of the Participant being required by the Corporation or a Subsidiary to relocate to a different metropolitan area at least 60 miles away from the area in which he worked at the time of the Change of Control, then all Awards (other than Awards of restricted shares containing price targets not attained) then held by such Participant shall become fully vested and, if applicable, immediately exercisable. Upon any such termination of a Participant's employment, any stock options then held by the Participant may be exercised (but not beyond the original exercise period provided for in the Award) at any time within three months after such termination. This Section VIII(i) shall apply to all Awards granted under this Plan, including those Awards granted prior to the inclusion of this Section VIII(i) in this Plan.

Substitute the following new sentence for the last sentence of Section X:

         Without limiting the provisions of Section VIII(i), the Committee may also make the changes referred to in the immediately preceding sentence and any other changes, including changes in the classes of securities available, to the extent it is deemed


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         necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.






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